Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	February 2, 2026
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS RECORD QUARTERLY EARNINGS AND 2025 RESULTS

Porterville, Calif. – (BUSINESS WIRE) – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced unaudited financial results for the three-and twelve-month periods ended December 31, 2025. Sierra Bancorp reported consolidated net income in the fourth quarter of 2025 of $12.9 million, or $0.97 per diluted share, compared to net income of $10.4 million, or $0.72 per diluted share, in the fourth quarter of 2024, and $9.7 million, or $0.72 per diluted share, in the third quarter of 2025.

Highlights for the fourth quarter of 2025 (unless otherwise stated):

●	Strong Quarterly Earnings
o	Record quarterly earnings of $12.9 million as compared to $10.4 million for the same period in 2024.
o	Return on average assets improved to 1.39% as compared to 1.13% for the same period in 2024.
o	Return on average equity increased to 14.09% as compared to 11.49% for the same period in 2024.
o	Net interest margin rose to 3.79% as compared to 3.65% for the same period in 2024.
o	Efficiency ratio improved to 57.7% as compared to 59.7% for the same period in 2024.
o	Diluted earnings per share (EPS) of $0.97 increased 34% compared to $0.72 for the same period in 2024.
o	Diluted EPS of $3.11 per share for the full year of 2025, a 10.3% increase over the full year of 2024.

●	Solid Loan and Asset Growth
o	Loan growth of $55.1 million, or 9% annualized, during the quarter.
o	For the full year of 2025, loans at amortized cost grew 9%, or $215.4 million to $2.5 billion, led primarily by a strategic enhancement to our existing mortgage warehouse program.
o	Total assets increased to $3.83 billion, or 6.0%, as compared to $3.61 billion at December 31, 2024.
●	Low-Cost Deposits
o	Cost of average total deposits declined to 1.14%, during the quarter, as compared to 1.46% for the same period in 2024.
o	Noninterest-bearing deposits of $995.6 million at December 31, 2025, represent 35% of total deposits.

●	Solid Capital and Liquidity
o	Increased Tangible Book Value (non-GAAP) per share by 3.1%, to $25.42 per share, during the quarter.
o	Repurchased 222,039 shares of common stock during the quarter at an average price of $31.52.
o	Repurchased 1,024,792 shares of common stock throughout 2025, or 7.2% of shares outstanding at December 31, 2024.
o	Increased quarterly dividend by one cent to $0.26 per share in January 2026 – our 108th consecutive quarterly dividend.
o	Regulatory Community Bank Leverage Ratio increased to 11.94% at December 31, 2025, compared to 11.73% at September 30, 2025, for our subsidiary Bank.
o	Overall primary and secondary liquidity sources of $2.0 billion at December 31, 2025.

Sierra Bancorp Financial Results

February 2, 2025

For the year ended 2025, the Company recognized net income of $42.3 million, or $3.11 per diluted share, as compared to $40.6 million, or $2.82 per diluted share, for the same period in 2024. The Company’s return on average assets and return on average equity for the year ended 2025 was 1.15% and 11.88%, respectively, as compared to 1.12% and 11.62%, respectively, for the same comparative period in 2024.

“Good is the enemy of great.” – Jim Collins

“I am proud to announce the strongest quarterly earnings in our history!” stated Kevin McPhaill, CEO and President. “Thanks to the dedication of our banking teams and a laser focus on expense control, we are delivering impressive results, as demonstrated by a 10 percent earnings per share growth in 2025. I am even more optimistic about our 2026 strategy to deepen lending and deposit connections with businesses and individuals in our communities, enhance processes and technology, and maintain overall expenses. Our commitment to make every community we serve better starts with our exceptional team working together toward a common purpose. I am excited about our opportunities for improvement not only in 2026, but well into the future!” concluded Mr. McPhaill.

Financial Highlights

Quarterly Changes (comparisons to the fourth quarter of 2024)

●	Quarterly net income at $12.9 million increased by $2.5 million, or 24%. This robust net income growth was primarily attributable to a $3.3 million decrease in the provision for credit losses and a 5.3% increase in net interest income, partially offset by slightly unfavorable variances for noninterest income and noninterest expense.
●	Pre-tax pre-provision for credit losses income (see non-GAAP financial measures table) was $16.3 million, an increase of $1.3 million, or 8%.
●	Net interest income increased by $1.6 million, or 5%, due to a 14 basis point increase in net interest margin which in turn was driven by a 26 basis point decrease in the cost of interest-bearing liabilities.

●	The $3.3 million decrease in the provision for credit losses was due to a $1.5 million favorable release of individual reserves in the fourth quarter of 2025 from three separate relationships, while provision for credit losses in the fourth quarter of 2024 included an increase of $2.5 million in individual reserves.

●	Noninterest expense increased by $0.2 million, or less than 1%, due mostly to legal expenses related to loan workouts that are expected to wind down in early 2026. Management is focused on expense control as noted by the slight decline in overall noninterest expense for the full year 2025 as compared to 2024. This has been partially accomplished by a reduction of 20 full time equivalent employees throughout 2025, as well as the closure of a branch in the fourth quarter of 2025.

Full-Year of 2025 Changes (comparisons to the year ended 2024)

●	Net income increased $1.8 million, or 4%, to $42.3 million, primarily driven by an increase of $4.7 million in net interest income, offset by an increase in provision for credit losses of $1.3 million and a decrease in noninterest income of $0.9 million, while noninterest expense remained relatively flat.
●	Diluted EPS increased by 10% to $3.11 per share due to higher net income coupled with the repurchase of 1,024,792 shares during 2025.
●	Pre-tax pre-provision for credit losses income (see non-GAAP financial measures table) increased $3.8 million, or 6%, to $62.4 million.

Sierra Bancorp Financial Results

February 2, 2025

●	The $4.7 million increase in net interest income was due mostly to an increase of 9 basis points in net interest margin to 3.75%. The increase in net interest margin was primarily due to a 26 basis point favorable decline in the cost of interest-bearing liabilities. Although the yield on interest-earning assets declined by 10 basis points, margin stability was preserved through a $40.9 million increase in average balances.
●	The provision for credit losses was $6.1 million, an increase of $1.3 million, primarily due to the workout of a single agricultural loan relationship throughout 2025, which resulted in charge-offs of $7.5 million.

●	Noninterest income decreased by $0.9 million, or 3%, driven by an unfavorable change of $1.1 million in non-recurring gains, as well as a decrease in service charges on deposit accounts of $0.7 million. These decreases were partially offset by an increase in gains recorded on life insurance proceeds during 2025.

●	Noninterest expense decreased $0.1 million, or 0.1%, during 2025 as a result of a strategic focus on expense management.
●	Included in the line-item changes from the same period in 2024 was the decrease of $0.5 million in income from corporate-owned life insurance income invested which partially offset the $0.6 million decrease in deferred compensation costs.

Balance Sheet Changes (comparisons to December 31, 2024)

●	Total assets increased by $215.8 million, or 6%, to $3.8 billion during 2025, due primarily to an increase in outstanding loan balances.
●	Gross loans at amortized cost increased $215.4 million, or 9%, due to a $191.9 million increase in mortgage warehouse line utilization, a $33.1 million increase in commercial real estate loans, a $14.2 million increase in other commercial loans, and an $8.9 million increase in other construction/land loans. This favorable growth was partially offset by decreases of $23.0 million in residential real estate loans, $9.2 million in farmland loans, and $0.5 million in consumer loans.

●	Deposits totaled $2.9 billion at December 31, 2025, representing an annual decrease of $15.2 million, or 0.5%. The decline in deposits came mostly from decreases of $71.4 million in higher-cost customer time deposits, partially offset by an increase in brokered deposits of $45.1 million and smaller increases in customer transaction accounts.

●	Total borrowings increased by $245.0 million due primarily to a shift in interest rates allowing the Company to fund mortgage warehouse balances with lower-cost overnight funding versus short term brokered deposits. Mortgage warehouse hit record balances at December 31, 2025, at $518.3 million. The Company primarily uses short-term wholesale funding for mortgage warehouse given its short-term nature. At December 31, 2025, the Company had $320.9 million in brokered deposits and $222.7 million in shorter-term wholesale funding.

Sierra Bancorp Financial Results

February 2, 2025

Other financial highlights are reflected in the following table.

FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except per Share Data, Unaudited)
	At or For the			At or For the
	Three Months Ended			Twelve Months Ended
	12/31/2025	9/30/2025	12/31/2024	12/31/2025	12/31/2024
Net income	$12,894	$9,699	$10,364	$42,327	$40,560
Diluted earnings per share	$0.97	$0.72	$0.72	$3.11	$2.82
Return on average assets	1.39%	1.04%	1.13%	1.15%	1.12%
Return on average equity	14.09%	10.81%	11.49%	11.88%	11.62%

Net interest margin (tax-equivalent) (1)	3.79%	3.78%	3.65%	3.75%	3.66%
Yield on average loans	5.34%	5.36%	5.20%	5.31%	5.13%
Yield on investments	4.52%	4.73%	5.03%	4.69%	5.40%
Cost of average total deposits	1.14%	1.30%	1.46%	1.27%	1.50%
Cost of funds	1.38%	1.45%	1.59%	1.45%	1.64%
Efficiency ratio (tax-equivalent) (1)(2)	57.69%	58.05%	59.74%	58.91%	60.76%

Total assets	$3,829,279	$3,709,377	$3,614,271	$3,829,279	$3,614,271
Loans net of deferred fees	$2,546,845	$2,491,788	$2,331,434	$2,546,845	$2,331,434
Noninterest demand deposits	$995,623	$1,072,927	$1,007,208	$995,623	$1,007,208
Total deposits	$2,876,436	$2,932,760	$2,891,668	$2,876,436	$2,891,668
Noninterest-bearing deposits over total deposits	34.6%	36.6%	34.8%	34.6%	34.8%

Shareholders' equity / total assets	9.53%	9.71%	9.89%	9.53%	9.89%
Tangible common equity ratio (2)	8.88%	9.03%	9.18%	8.88%	9.18%
Book value per share	$27.49	$26.71	$25.12	$27.49	$25.12
Tangible book value per share (2)	$25.42	$24.67	$23.15	$25.42	$23.15
Community bank leverage ratio (subsidiary bank)	11.94%	11.73%	11.80%	11.94%	11.80%
Tangible common equity ratio (subsidiary bank) (2)	10.92%	11.08%	11.07%	10.92%	11.07%

(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income was $32.0 million for the fourth quarter of 2025, a $1.6 million increase, or 5%, over the fourth quarter of 2024. For the year ended December 31, 2025, net interest income increased $4.7 million, or 4%, to $124.7 million, relative to the same period in 2024. Net interest income remained relatively unchanged compared to the prior linked quarter.

For the fourth quarter of 2025, the yield on earning assets was 4 basis points lower as compared to the same period in 2024, which offset the increase in average interest-earning assets of $33.1 million. The decrease in yield was mostly due to the decrease in both yields and balances on variable rate collateralized loan obligations (CLOs) due to the 75 basis points in fed funds rate cuts from September through December 2025. This was partially offset by an increase of 14 basis points in loan yields, primarily due to increases in real estate and commercial and industrial yields.

Further, there was a favorable 26 basis point decrease in the cost of our interest-bearing liabilities for the same period. The favorable decline in funding costs was due to a significant reduction in the cost of customer time deposits and brokered deposits, compounded by a decrease of $138.8 million in the average balance of those accounts. Lower‑cost deposit

Sierra Bancorp Financial Results

February 2, 2025

categories, including savings accounts, NOW, and money market accounts, experienced modest net increases in average balances and little change in funding costs, resulting in an immaterial impact on net interest income.

Net interest income for the comparative annual periods increased $4.7 million, or 4%, due mostly to a decrease in interest expense of $5.6 million, driven by a decrease in cost of interest-bearing liabilities of 26 basis points. Consistent with the quarterly comparison, the primary drivers were lower rates paid on customer time deposits and brokered deposits, along with a $93.8 million decline in average balances in those accounts. This was partially offset by an increase of $42.2 million in borrowed funds average balances with little change in the overall funding costs.

Investment securities average balances declined by $123.0 million during the comparative annual period, primarily due to an increase in paydowns and early calls of CLOs, while loan balances grew by $183.9 million driven by strong production in mortgage warehouse, commercial real estate, and commercial and industrial lending. The yield on interest-earning assets declined 10 basis points, and while the higher level of interest-earning assets partially offset the lower yield, the net effect had a moderate impact on interest income.

Our net interest margin was 3.79% for the fourth quarter of 2025 which was 14 basis points higher than the fourth quarter of 2024. The yield of interest-earning assets decreased 4 basis points for the fourth quarter of 2025, as compared to the same quarter for 2024, and the cost of interest-bearing liabilities decreased 26 basis points. The favorable shift in costs led to an overall 14 basis point increase in net interest margin in the fourth quarter of 2025, compared to the same period in 2024. Compared to the prior annual period, the yield on interest earning assets declined 10 basis points while the cost of interest-bearing liabilities decreased by 26 basis points for an overall increase in net interest margin of 9 basis points to 3.75%

Credit Loss Expense

The Company recorded a reversal of $0.8 million in credit loss expense related to loans in the fourth quarter of 2025 and recognized $6.1 million of credit loss expense related to loans for the full year of 2025, compared to credit loss expense of $2.3 million and $4.6 million, respectively, for the same periods in 2024. The $0.8 million release in allowance for credit losses during the fourth quarter of 2025 was due mostly to the $1.5 million release of specific reserve on loans individually evaluated, partially offset by higher reserve on loans collectively evaluated. The higher credit loss expense in 2025 was due mostly to increased provision related to a single agricultural lending relationship.

Compared to the prior linked quarter, the credit loss expense related to loans decreased by $4.5 million due mostly to the establishment of a $3.5 million specific reserve for a single agricultural relationship in the third quarter of 2025, followed by a net $0.8 million release of allowance in the fourth quarter of 2025. During the fourth quarter of 2025, $2.3 million of the $3.5 million specific reserve established in the third quarter of 2025 was charged off and $1.2 million was released, along with the release of an additional $0.3 million in specific reserves on two separate relationships. The fourth quarter of 2025 release of reserves related to loans individually evaluated were partially offset by higher reserves on loans collectively evaluated.

The net unrealized loss position on the Bank’s investment securities was attributable to changes in interest rates and volatility in the financial markets and not a result of an expected credit loss.

Noninterest Income

Total noninterest income reflects a $0.2 million decline, or 2%, for the quarter ended December 31, 2025, as compared to the same quarter in 2024, and a $0.9 million, or 3%, decrease for the full year 2025 as compared to the same period in 2024. The decrease in the quarterly comparison was primarily driven by a decrease in gains recorded on life insurance proceeds and on the sale of investment securities. This decrease was due to a small gain on life insurance proceeds recorded in the fourth quarter of 2024 with no like transactions in the fourth quarter of 2025. The full year decrease was driven by an unfavorable change in nonrecurring gains and a decrease in service charges on deposit accounts of $0.7 million. These decreases were partially offset by an increase in gains recorded on life insurance proceeds during 2025.

Sierra Bancorp Financial Results

February 2, 2025

The Company maintains a non-qualified deferred compensation plan for officers and directors, which allows the participant to defer a portion of their earnings tax-free. Participants are allowed to choose different hypothetical investment alternatives to determine their individualized return on their deferred compensation. The Company has chosen to offset the cost of this liability with a Bank-Owned Life Insurance (BOLI) Policy, which is funded based on deferral elections from the participants. Although the BOLI is not directly tied to the deferred compensation plan, the BOLI is invested in similar fund types as those selected by the participants. There is some inefficiency in net earnings of the BOLI asset as compared to the deferred compensation liability created by the cost of insurance, differences in balances, and differences in individual fund performance. During the fourth quarter and full year of 2025, earnings from the BOLI were $0.1 million and $1.2 million, respectively, while additional expense from the related deferred compensation liability was $0.2 million and $1.4 million, respectively.

The majority of this deferred compensation expense is reported as professional fees under directors’ fees as it is related to deferral of past directors’ fees. Specifically, $0.1 million for the fourth quarter of 2025 and $1.0 million for the full year of 2025 were recorded as directors’ fees within the professional fees expense line item. The related tax benefit associated with tax-free earnings with tax-deductible expense totaled $0.1 million during the fourth quarter of 2025 and $0.8 million for the full year 2025.

Noninterest Expense

Total noninterest expense remained relatively flat for the annual comparison with a 0.1% decline overall due to a strategic initiative to manage expenses. While noninterest expense increased by $0.2 million in the fourth quarter of 2025 as compared to the fourth quarter of 2024, the change was due mostly to higher legal fees associated with workout loans.

Salaries and Benefits expense declined by $0.1 million, or 1%, in the fourth quarter of 2025, as compared to the fourth quarter of 2024, and was $0.7 million higher, or 1%, for the year ended 2025, compared to the same period in 2024. For the full year of 2025, overall base salary and incentives were relatively unchanged. The increase in costs was mostly due to higher employee benefits, driven mostly by higher insurance costs. Full-time equivalent employees decreased by 20 to 465 full-time equivalent employees at December 31, 2025, as compared to 485 at December 31, 2024. The reduction in staff mostly occurred in the fourth quarter of 2025 and is expected to have a positive impact on overall compensation expense in 2026.

Other noninterest expense increased $0.2 million for the fourth quarter of 2025 and decreased $0.9 million for the year ended 2025, as compared to the same periods in 2024. For the year-over-year comparison, the favorable variance was the result of reductions in directors’ deferred compensation expense and overall fraud and debit card losses.

The Company's provision for income taxes was 24.8% of pre-tax income in the fourth quarter of 2025, compared to 17.7% in the fourth quarter of 2024, and 24.9% of pre-tax income for the year ended December 31, 2025, as compared to 24.7% for the year ended 2024. The lower effective tax rate in the fourth quarter of 2024 was due to an increase in the net benefit from low-income housing tax credit investments.

Balance Sheet Summary

The $215.8 million, or 6%, increase in total assets during the year ended 2025, was mostly a result of loan growth of $215.4 million during the year. Investment securities declined $45.3 million, primarily from runoff and calls of variable rate CLOs, offset by purchases of mortgage-backed securities and corporate bonds.

The $215.4 million increase in gross loans at amortized cost, as compared to December 31, 2024, was a result of organic growth led by a $191.9 million strategic increase in outstanding mortgage warehouse balances. The remaining increases came from $33.1 million in commercial real estate loans, $14.2 million in other commercial loans, and $8.9 million in other construction/land loans, partially offset by decreases of $23.0 million in residential real estate loans, $9.2 million in farmland loans, and $0.5 million in consumer loans.

Sierra Bancorp Financial Results

February 2, 2025

As indicated in the loan roll forward below, new credit extended (excluding mortgage warehouse) for the fourth quarter of 2025 of $26.8 million represented a $21.3 million decrease compared to the prior linked quarter, and a $53.1 million decline relative to the same period in 2024. New credit extended (excluding mortgage warehouse) decreased $27.1 million for the full year of 2025 as compared to 2024, as a result of a shift in lending focus away from agricultural lending as well as a more competitive market for loans. Loan pay-downs, maturities, and amortization have remained stable over the quarterly and linked quarter comparisons.

LOAN ROLLFORWARD
(Dollars in Thousands, Unaudited)
	For the three months ended:			For the twelve months ended:
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Gross loans beginning balance	$2,491,779	$2,434,605	$2,320,629	$2,331,341	$2,090,075
New credit extended	26,794	48,065	79,934	189,376	216,452
Changes in line of credit utilization (1)	6,230	2,628	(19,664)	(684)	(43,432)
Change in mortgage warehouse	65,651	50,787	(9,376)	191,934	210,402
Pay-downs, maturities, charge-offs and amortization	(43,574)	(44,306)	(40,182)	(165,087)	(142,156)
Gross loans ending balance	$2,546,880	$2,491,779	$2,331,341	$2,546,880	$2,331,341

(1)	Change does not include new balances on lines of credit extended during the respective periods as such balances are included as part of “New credit extended” line above.

Unused commitments, excluding mortgage warehouse and overdraft lines, were $236.4 million at December 31, 2025, compared to $256.9 million at December 31, 2024. Total line utilization, excluding mortgage warehouse and overdraft lines, was 61% at December 31, 2025, and 57% at December 31, 2024. Including mortgage warehouse utilization, overall utilization was 62% at December 31, 2025, as compared to 51% at December 31, 2024. Mortgage warehouse utilization increased to 68% at December 31, 2025, as compared to 51% at December 31, 2024. Due to an increase in line utilization, offset by new customer growth, total mortgage warehouse availability decreased to $247.7 million at December 31, 2025, as compared to $311.6 million at December 31, 2024.

Deposit balances declined by $15.2 million, or 0.5%, during the year ended 2025 due primarily to a decline in customer time deposits. Core non-maturity deposits increased by $11.1 million, or 1%, while customer time deposits decreased by $71.4 million, or 13%. The decline in customer time deposits was due primarily to a strategic shift in our CD rate strategy in order to lower overall deposit costs. Brokered deposits increased by $45.1 million, or 16%. The increase in brokered deposits was primarily to fund increases in mortgage warehouse lines. As shorter term rates fell in the later part of the year, approximately $125 million of the $320 million of brokered deposits at December 31, 2025, were one-way buys through IntraFi in lieu of traditional brokered certificates of deposits. Overall noninterest-bearing deposits as a percentage of total deposits at December 31, 2025, remained steady at 34.6%, as compared to 34.8% at December 31, 2024. Other interest-bearing liabilities of $433.6 million at December 31, 2025, consist of $130.9 million in customer repurchase agreements, $222.7 million in overnight borrowings, and $80.0 million of term FHLB borrowings, as compared to $108.9 million in customer repurchase agreements, and $80.0 million of term FHLB borrowings at December 31, 2024.

Overall uninsured deposits are estimated to be approximately $702.6 million, or 25% of total deposit balances, excluding public agency deposits that are subject to collateralization through a letter of credit issued by the FHLB. In addition, uninsured deposits of the Bank’s customers are eligible for FDIC pass-through insurance if the customer opens an IntraFi Insured Cash Sweep (ICS) account or a reciprocal time deposit through the Certificate of Deposit Account Registry System (CDARS). IntraFi allows for up to $285 million per customer of pass-through FDIC insurance, which would more than cover each of the Bank’s deposit customers if such customer desired to have such pass-through insurance. The Bank maintains a diversified deposit base with no significant customer concentrations and does not bank any cryptocurrency companies. At December 31, 2025, the Company had approximately 117,000 accounts, and the 25 largest deposit balance customers had balances of approximately 9% of overall deposits. During the fourth quarter of 2025, except for seasonal fluctuations in the normal course of business, there have been no material changes in the composition of our 25 largest deposit balance customers.

Sierra Bancorp Financial Results

February 2, 2025

The Company continues to have substantial liquidity. At December 31, 2025, and December 31, 2024, the Company had the following sources of primary and secondary liquidity (dollars in thousands, unaudited):

Primary and Secondary Liquidity Sources	December 31, 2025	December 31, 2024
Cash and cash equivalents	$135,628	$100,664
Unpledged investment securities	551,406	552,098
Excess pledged securities	192,275	242,519
FHLB borrowing availability	629,481	629,134
Unsecured lines of credit	250,785	479,785
Secured lines of credit	25,000	25,000
Funds available through fed discount window	254,908	298,296
Totals	$2,039,483	$2,327,496

Total capital of $364.9 million at December 31, 2025, reflects an increase of $7.6 million, or 2%, relative to year-end 2024. The increase in equity during the year ended December 31, 2025, was primarily due to $42.3 million in net income and a $8.1 million favorable swing in accumulated other comprehensive income (loss) partially offset by $13.7 million in dividends paid, and $30.8 million in share repurchases. The remaining difference was related to stock options exercised and restricted stock activity during the year.

Asset Quality

Total nonperforming assets, comprised of nonaccrual loans and foreclosed assets, decreased by $4.9 million to $14.8 million for the year ended December 31, 2025, as compared to December 31, 2024. At December 31, 2025, nonaccrual assets were comprised primarily of two agricultural relationships totaling $13.0 million and a single other real estate owned property of $1.6 million. The Company's ratio of nonperforming loans to gross loans improved to 0.52% at December 31, 2025, from 0.84% at December 31, 2024. This favorable change in asset quality resulted from a decrease in nonaccrual loan balances, primarily as a result of the charge-off of $7.5 million from one agricultural loan relationship. Foreclosed assets increased to $1.6 million for the year ended December 31, 2025, due to the transfer of one commercial real estate loan previously classified as nonaccrual. All the Company's nonperforming loans are individually evaluated for credit loss quarterly and management believes the established nominal allowance for credit loss on such loans was appropriate at December 31, 2025.

Loans with payments past due 30 days or more and still accruing increased to $6.8 million at December 31, 2025, an increase of $6.6 million compared to the prior quarter end and an increase of $5.5 million compared to the prior year end. Of the $6.8 million past due and still accruing, $3.8 million is due to maturities in process of renewal, and another $2.0 million was related to a single agricultural real estate loan that was brought current on January 9, 2026.

The Company's allowance for credit losses on loans was $21.5 million at December 31, 2025, as compared to a balance of $24.8 million at December 31, 2024. The decline in the Company’s allowance in total dollar amount and as a percentage of total loans was primarily the result of the workout of the single, large agricultural loan relationship resulting in a $7.5 million charge-off. At December 31, 2024, the Company’s specific reserves were primarily comprised of a $3.0 million specific reserve on this same loan relationship. At December 31, 2025, there was an inconsequential specific reserve on this loan relationship. The allowance was 0.84% of total loans at December 31, 2025, and 1.07% of total loans at December 31, 2024. The Company experienced higher net charge offs during the year, offset by the release of $1.6 million in specific reserves on three separate other commercial loans in the fourth quarter of 2025. The following tables highlight the coverage ratios by loan category at December 31, 2025, September 30, 2025, and December 31, 2024:

Sierra Bancorp Financial Results

February 2, 2025

ALLOWANCE FOR CREDIT LOSSES ON LOANS BY CATEGORY

(Dollars in Thousands, unaudited)

	As of December 31, 2025
	Balance	Total Allowance	Percent of Portfolio	Coverage Ratio (1)
Real estate:
Commercial real estate	$1,390,890	$16,354	54.61%	1.18%
Other construction/land	14,414	296	0.57%	2.05%
Farmland	68,307	496	2.68%	0.73%
Total real estate (2)	1,473,611	17,146	57.86%	1.16%
Other Commercial	192,577	2,146	7.56%	1.11%
Consumer loans (including overdrafts)	2,810	112	0.11%	3.99%
Subtotal (2) (3)	1,668,998	19,404	65.53%	1.16%
Residential real estate	359,514	1,411	14.12%	0.39%
Mortgage warehouse lines	518,333	665	20.35%	0.13%
Total Loans	$2,546,845	$21,480	100.00%	0.84%

	As of September 30, 2025
	Balance	Total Allowance	Percent of Portfolio	Coverage Ratio (1)
Real estate:
Commercial real estate	$1,404,681	$16,511	56.37%	1.18%
Other construction/land	13,420	282	0.54%	2.10%
Farmland	67,860	488	2.72%	0.72%
Total real estate (2)	1,485,961	17,281	59.63%	1.16%
Other Commercial	185,958	5,880	7.46%	3.16%
Consumer loans (including overdrafts)	2,909	113	0.12%	3.88%
Subtotal (2) (3)	1,674,828	23,274	67.21%	1.39%
Residential real estate	364,277	1,400	14.62%	0.38%
Mortgage warehouse lines	452,683	506	18.17%	0.11%
Total Loans	$2,491,788	$25,180	100.00%	1.01%

	As of December 31, 2024
	Balance	Total Allowance	Percent of Portfolio	Coverage Ratio (1)
Real estate:
Commercial real estate	$1,357,833	$17,051	58.24%	1.26%
Other construction/land	5,472	92	0.23%	1.68%
Farmland	77,547	280	3.33%	0.36%
Total real estate (2)	1,440,852	17,423	61.80%	1.21%
Other Commercial	178,331	4,829	7.65%	2.71%
Consumer loans (including overdrafts)	3,344	372	0.14%	11.12%
Subtotal (2) (3)	1,622,527	22,624	69.59%	1.39%
Residential real estate	382,507	1,808	16.41%	0.47%
Mortgage warehouse lines	326,400	398	14.00%	0.12%
Total Loans	$2,331,434	$24,830	100.00%	1.07%

(1)	Coverage ratio equals allowance for credit losses on loans divided by amortized cost.
(2)	Does not include residential real estate.
(3)	Does not include mortgage warehouse lines.

Sierra Bancorp Financial Results

February 2, 2025

The allowance for credit losses on loans and leases was 0.84% of gross loans at amortized cost at December 31, 2025, and 1.07% of gross loans at December 31, 2024. The largest increase in loan balances was from mortgage warehouse lines, which has the lowest reserve rate in the allowance for credit losses at 0.13%. Mortgage warehouse lines historically have incurred nominal losses and, therefore, have a significantly lower reserve than the other categories of loans. Further, our residential real estate loans are comprised primarily of jumbo residential loans purchased in 2021 and early 2022 with very strong underwriting. Given the underlying strength of this portfolio, the allowance associated with our residential real estate loans was 0.39% at December 31, 2025. The allowance as a percentage of gross loans, exclusive of mortgage warehouse lines and residential mortgage loans, was 1.16% at December 31, 2025, as compared to 1.39% at September 30, 2025, and 1.39% at December 31, 2024.

The largest loan segment of commercial real estate continues to maintain a coverage ratio at or above 1.18%. As described above, the significant decrease in the coverage ratio for other commercial loans was due to the $2.3 million partial charge-off and $1.2 million release of the remaining specific reserve on a single $3.5 million agricultural production loan relationship.

Management's detailed analysis indicates that the Company's allowance for credit losses on loans should be sufficient to cover life of loan credit losses on loan portfolio balances outstanding as of December 31, 2025, but no assurance can be given that the Company will not experience substantial future losses in excess of the current allowance for credit losses on loans.

About Sierra Bancorp

Sierra Bancorp is the holding Company for Bank of the Sierra (www.bankofthesierra.com), which is in its 49th year of operations and is one of the largest independent banks headquartered in the South San Joaquin Valley.

Bank of the Sierra offers a broad range of retail and commercial banking services through its 34 full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Ventura, San Luis Obispo, and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through its mortgage warehouse division. In 2025, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, loan portfolio performance, the Company's ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

February 2, 2025

STATEMENT OF CONDITION
(Dollars in Thousands, Unaudited)

ASSETS	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024
Cash and due from banks	$135,628	$95,501	$130,012	$159,711	$100,664
Investment securities
Available-for-sale, at fair value	625,330	596,933	668,834	620,288	655,967
Held-to-maturity, at amortized cost, net of allowance for credit losses	290,811	294,511	298,484	302,123	305,514
Total investment securities	916,141	891,444	967,318	922,411	961,481
Real estate loans
Residential real estate	359,514	364,277	371,415	377,592	382,507
Commercial real estate	1,390,890	1,404,681	1,392,075	1,380,402	1,357,833
Other construction/land	14,414	13,420	11,662	7,633	5,472
Farmland	68,307	67,860	67,967	73,206	77,547
Total real estate loans	1,833,125	1,850,238	1,843,119	1,838,833	1,823,359
Other commercial	192,577	185,958	186,620	181,631	178,331
Mortgage warehouse lines	518,333	452,683	401,896	283,231	326,400
Consumer loans	2,810	2,909	2,974	2,968	3,344
Total loans	2,546,845	2,491,788	2,434,609	2,306,663	2,331,434
Allowance for credit losses on loans	(21,480)	(25,180)	(21,680)	(27,050)	(24,830)
Net loans	2,525,365	2,466,608	2,412,929	2,279,613	2,306,604

Bank premises & equipment	14,974	15,056	15,285	15,338	15,431
Other assets	237,171	240,768	244,758	229,110	230,091
Total assets	$3,829,279	$3,709,377	$3,770,302	$3,606,183	$3,614,271

LIABILITIES & CAPITAL
Noninterest demand deposits	$995,623	$1,072,927	$1,065,742	$1,037,990	$1,007,208
Interest-bearing transaction accounts	581,746	635,279	603,294	598,924	587,753
Savings deposits	365,064	357,107	352,803	355,325	347,387
Money market deposits	151,760	156,255	148,084	143,522	140,793
Customer time deposits	462,153	476,242	514,596	524,173	533,577
Brokered deposits	320,090	234,950	289,950	189,950	274,950
Total deposits	2,876,436	2,932,760	2,974,469	2,849,884	2,891,668

Repurchase agreements	130,853	125,749	126,509	118,756	108,860
Long-term debt	49,483	49,461	49,438	49,416	49,393
Subordinated debentures	36,017	35,972	35,928	35,883	35,838
Other interest-bearing liabilities	302,700	135,000	154,400	80,000	80,000
Total deposits & interest-bearing liabilities	3,395,489	3,278,942	3,340,744	3,133,939	3,165,759

Allowance for credit losses on unfunded loan commitments	710	790	810	820	710
Other liabilities	68,217	69,562	73,041	119,668	90,500
Total capital	364,863	360,083	355,707	351,756	357,302
Total liabilities & capital	$3,829,279	$3,709,377	$3,770,302	$3,606,183	$3,614,271

Sierra Bancorp Financial Results

February 2, 2025

GOODWILL & INTANGIBLE ASSETS
(Dollars in Thousands, Unaudited)
	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024
Goodwill	$27,357	$27,357	$27,357	$27,357	$27,357
Core deposit intangible	52	132	294	456	618
Total intangible assets	$27,409	$27,489	$27,651	$27,813	$27,975

CREDIT QUALITY
(Dollars in Thousands, Unaudited)
	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024
Nonperforming loans	$13,231	$14,006	$14,981	$18,201	$19,668
Foreclosed assets	1,565	1,839	-	-	-
Total nonperforming assets	$14,796	$15,845	$14,981	$18,201	$19,668

Quarterly net charge offs (recoveries)	$2,915	$209	$6,580	$(259)	$215

Past due & still accruing (30-89)	$6,835	$187	$3,033	$3,057	$1,348
Classified loans	$31,433	$32,111	$35,700	$37,265	$44,464

Nonperforming loans / gross loans	0.52%	0.56%	0.62%	0.79%	0.84%
NPA's / loans plus foreclosed assets	0.58%	0.64%	0.62%	0.79%	0.84%
Allowance for credit losses on loans / gross loans	0.84%	1.01%	0.89%	1.17%	1.07%

SELECT PERIOD-END STATISTICS
(Unaudited)
	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024
Shareholders' equity / total assets	9.53%	9.71%	9.43%	9.75%	9.89%
Gross loans / deposits	88.54%	84.96%	81.85%	80.94%	80.62%
Noninterest-bearing deposits / total deposits	34.61%	36.58%	35.83%	36.42%	34.83%
Core non-maturity deposits	2,094,193	2,221,568	2,169,923	2,135,761	2,083,141

Sierra Bancorp Financial Results

February 2, 2025

CONSOLIDATED INCOME STATEMENT
(Dollars in Thousands, Unaudited)	For the three months ended:			For the year ended:
	12/31/2025	9/30/2025	12/31/2024	12/31/2025	12/31/2024
Interest income	$43,280	$43,937	$43,095	$171,388	$172,348
Interest expense	11,328	11,969	12,742	46,702	52,319
Net interest income	31,952	31,968	30,353	124,686	120,029

Credit loss (benefit) expense - loans	(785)	3,709	2,335	6,095	4,593
Credit loss (benefit) expense - unfunded commitments	(80)	(20)	70	-	200
Credit loss benefit - debt securities held-to-maturity	-	-	-	-	(1)
Net interest income after credit loss expense	32,817	28,279	27,948	118,591	115,237

Service charges and fees on deposit accounts	5,986	6,065	6,059	23,488	24,173
Net (loss) gain on sale of securities available-for-sale	(4)	-	129	120	(2,615)
Net (loss) gain on sale of fixed assets	(31)	-	(16)	(52)	3,783
Increase in cash surrender value of life insurance	412	410	246	1,402	979
Earnings on separate account life insurance	127	608	126	1,206	1,671
Other income	847	975	968	4,425	3,530
Total noninterest income	7,337	8,058	7,512	30,589	31,521

Salaries & benefits	12,681	12,827	12,749	51,056	50,338
Occupancy expense	3,182	3,234	3,201	12,536	12,374
Other noninterest expenses	7,155	7,574	6,912	29,245	30,178
Total noninterest expense	23,018	23,635	22,862	92,837	92,890

Income before taxes	17,136	12,702	12,598	56,343	53,868
Provision for income taxes	4,242	3,003	2,234	14,016	13,308
Net income	$12,894	$9,699	$10,364	$42,327	$40,560

TAX DATA
Tax-exempt municipal income	$1,626	$1,580	$1,579	$6,359	$6,743
Interest income - fully tax equivalent	$43,712	$44,357	$43,515	$173,078	$174,140

Sierra Bancorp Financial Results

February 2, 2025

PER SHARE DATA
(Unaudited)	For the three months ended:			For the year ended:
	12/31/2025	9/30/2025	12/31/2024	12/31/2025	12/31/2024
Basic earnings per share	$0.97	$0.73	$0.73	$3.14	$2.84
Diluted earnings per share	$0.97	$0.72	$0.72	$3.11	$2.82
Common dividends	$0.25	$0.25	$0.24	$1.00	$0.94

Weighted average shares outstanding	13,251,040	13,361,594	14,169,467	13,496,560	14,284,401
Weighted average diluted shares	13,350,518	13,470,658	14,299,618	13,593,119	14,396,021

Book value per basic share (EOP)	$27.49	$26.71	$25.12	$27.49	$25.12
Tangible book value per share (EOP)	$25.42	$24.67	$23.15	$25.42	$23.15

Common shares outstanding (EOP)	13,273,788	13,482,458	14,223,046	13,273,788	14,223,046

KEY FINANCIAL RATIOS
(Unaudited)	For the three months ended:			For the year ended:
	12/31/2025	9/30/2025	12/31/2024	12/31/2025	12/31/2024
Return on average equity	14.09%	10.81%	11.49%	11.88%	11.62%
Return on average assets	1.39%	1.04%	1.13%	1.15%	1.12%
Net interest margin (tax-equivalent) (1)	3.79%	3.78%	3.65%	3.75%	3.66%
Efficiency ratio (tax-equivalent) (1)(2)	57.69%	58.05%	59.74%	58.91%	60.76%
Net charge-offs to avg loans (not annualized)	0.12%	0.01%	0.01%	0.39%	0.15%
(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

Sierra Bancorp Financial Results

February 2, 2025

NON-GAAP FINANCIAL MEASURES
(Unaudited)
	12/31/2025	9/30/2025	12/31/2024
Total stockholders' equity	$364,863	$360,083	$357,302
Less: goodwill and other intangible assets	27,409	27,489	27,975
Tangible common equity	$337,454	$332,594	$329,327

Total assets	$3,829,279	$3,709,377	$3,614,271
Less: goodwill and other intangible assets	27,409	27,489	27,975
Tangible assets	$3,801,870	$3,681,888	$3,586,296

Total stockholders' equity (bank only)	$442,092	$435,186	$424,363
Less: goodwill and other intangible assets (bank only)	27,409	27,489	27,975
Tangible common equity (bank only)	$414,683	$407,697	$396,388

Total assets (bank only)	$3,826,215	$3,706,266	$3,607,133
Less: goodwill and other intangible assets (bank only)	27,409	27,489	27,975
Tangible assets (bank only)	$3,798,806	$3,678,777	$3,579,158

Common shares outstanding	13,273,788	13,482,458	14,223,046

Book value per common share (total stockholders' equity / shares outstanding)	$27.49	$26.71	$25.12
Tangible book value per common share (tangible common equity / shares outstanding)	$25.42	$24.67	$23.15
Equity ratio - GAAP (total stockholders' equity / total assets)	9.53%	9.71%	9.89%
Tangible common equity ratio (tangible common equity / tangible assets)	8.88%	9.03%	9.18%
Tangible common equity ratio (bank only) (tangible common equity / tangible assets)	10.92%	11.08%	11.07%

	For the three months ended:			For the year ended:
Efficiency Ratio:	12/31/2025	9/30/2025	12/31/2024	12/31/2025	12/31/2024
Noninterest expense	$23,018	$23,635	$22,862	$92,837	$92,890
Divided by:
Net interest income	31,952	31,968	30,353	124,686	120,029
Tax-equivalent interest income adjustments	432	420	420	1,690	1,792
Net interest income, adjusted	32,384	32,388	30,773	126,376	121,821
Noninterest income	7,337	8,058	7,512	30,589	31,521
Less (loss) gain on sale of securities	(4)	-	129	120	(2,615)
Less (loss) gain on sale of fixed assets	(31)	-	(16)	(52)	3,783
Tax-equivalent noninterest income adjustments	143	271	99	693	704
Noninterest income, adjusted	7,515	8,329	7,498	31,214	31,057
Net interest income plus noninterest income, adjusted	$39,899	$40,717	$38,271	$157,590	$152,878
Efficiency Ratio (tax-equivalent)	57.69%	58.05%	59.74%	58.91%	60.76%

	For the three months ended:			For the year ended:
Pre-tax pre-provision income:	12/31/2025	9/30/2025	12/31/2024	12/31/2025	12/31/2024
Net income	$12,894	$9,699	$10,364	$42,327	$40,560
Add: Provision for income taxes	4,242	3,003	2,234	14,016	13,308
Add: Provision for credit losses	(865)	3,689	2,405	6,095	4,792
Pre-tax pre-provision income	$16,271	$16,391	$15,003	$62,438	$58,660

Sierra Bancorp Financial Results

February 2, 2025

NONINTEREST INCOME/EXPENSE
(Dollars in Thousands, Unaudited)
	For three months ended:			For twelve months ended:
Noninterest income:	12/31/2025	9/30/2025	12/31/2024	12/31/2025	12/31/2024
Service charges and fees on deposit accounts
Interchange income on debit cards	$2,031	2,027	2,040	$8,067	8,134
Business analysis fees	1,202	1,220	1,238	4,579	4,786
Overdraft fee income	1,376	1,357	1,377	5,232	5,512
Other service charges and fees	1,377	1,461	1,404	5,610	5,741
Net (loss) gain on sale of securities available-for-sale	(4)	—	129	120	(2,615)
(Loss) gain on sale of fixed assets	(31)	—	(16)	(52)	3,783
Increase in cash surrender value of life insurance	412	410	246	1,403	979
Earnings on separate account life insurance	127	608	126	1,206	1,671
Other	847	975	968	4,424	3,530
Total noninterest income	$7,337	$8,058	$7,512	$30,589	$31,521
As a % of average interest earning assets (1)	0.86%	0.94%	0.89%	0.91%	0.95%

Noninterest expense:
Salaries and employee benefits
Salary and incentives	$10,481	$10,863	$10,918	$42,495	$42,448
Employee benefits	2,134	1,865	1,781	8,252	7,515
Deferred compensation	66	99	50	309	375
Occupancy costs	3,182	3,234	3,201	12,536	12,374
Advertising and marketing costs	370	403	361	1,526	1,422
Data processing costs	1,545	1,518	1,458	6,127	6,202
Deposit services costs	2,077	2,134	2,115	8,319	8,417
Loan services costs
Loan processing	91	173	104	515	529
Foreclosed assets	3	1	—	7	—
Other operating costs	951	901	836	3,856	3,816
Professional services costs
Legal & accounting	511	641	266	2,224	2,243
Director's costs	350	332	358	1,302	1,376
Deferred directors' fees	99	438	214	1,041	1,597
Other professional service	774	763	719	2,952	2,883
Stationery & supply costs	98	102	100	433	483
Sundry & tellers	286	168	381	943	1,210
Total noninterest expense	$23,018	$23,635	$22,862	$92,837	$92,890
As a % of average interest earning assets (1)	2.70%	2.76%	2.71%	2.75%	2.79%
Efficiency ratio (2)(3)	57.69%	58.05%	59.74%	58.91%	60.76%
(1)	Annualized.
(2)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(3)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures.”

Sierra Bancorp Financial Results

February 2, 2025

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)	For the quarter ended			For the quarter ended			For the quarter ended
	December 31, 2025			September 30, 2025			December 31, 2024
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Interest-earning due from banks	$ 14,990	$ 173	4.58%	$ 31,672	$ 329	4.12%	$ 49,680	$ 594	4.74%
Taxable	700,921	8,233	4.66%	731,274	9,104	4.94%	791,332	10,600	5.31%
Non-taxable	202,638	1,626	4.03%	196,550	1,580	4.04%	198,600	1,579	3.99%
Total investments	918,549	10,032	4.52%	959,496	11,013	4.73%	1,039,612	12,773	5.03%

Loans: (3)
Real estate	1,843,428	23,136	4.98%	1,849,065	22,997	4.93%	1,811,939	21,413	4.69%
Agricultural Production	66,833	822	4.88%	70,033	961	5.44%	82,347	1,326	6.39%
Commercial	114,782	1,782	6.16%	116,855	1,824	6.19%	85,779	1,244	5.75%
Consumer	2,771	74	10.59%	2,872	64	8.84%	3,402	89	10.38%
Mortgage warehouse lines	438,892	7,418	6.71%	395,940	7,059	7.07%	328,838	6,227	7.51%
Other	2,361	17	2.86%	2,453	19	3.07%	2,595	22	3.36%
Total loans	2,469,067	33,249	5.34%	2,437,218	32,924	5.36%	2,314,900	30,321	5.20%
Total interest earning assets (4)	3,387,616	43,281	5.12%	3,396,714	43,937	5.18%	3,354,512	43,094	5.16%
Other earning assets	43,768			17,062			44,910
Non-earning assets	260,567			297,980			258,710
Total assets	$ 3,691,951			$ 3,711,756			$ 3,658,132

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$ 234,450	$ 1,282	2.17%	$ 251,719	$ 1,617	2.55%	$ 202,940	$ 1,348	2.64%
NOW	362,791	93	0.10%	369,586	131	0.14%	382,649	118	0.12%
Savings accounts	358,492	108	0.12%	356,172	106	0.12%	353,807	90	0.10%
Money market	162,715	725	1.77%	156,347	745	1.89%	144,812	643	1.76%
Time Deposits	470,338	3,546	2.99%	496,155	4,078	3.26%	538,441	4,979	3.68%
Brokered Deposits	218,985	2,439	4.42%	259,624	2,929	4.48%	289,678	3,520	4.82%
Total interest bearing deposits	1,807,771	8,193	1.80%	1,889,603	9,606	2.02%	1,912,327	10,698	2.22%
Borrowed funds:
Federal funds purchased	114,139	1,142	3.97%	30,545	353	4.59%	165	2	4.81%
Repurchase agreements	121,857	46	0.15%	134,619	68	0.20%	118,327	45	0.15%
Short term borrowings	8,802	94	4.24%	5,539	68	4.87%	7,238	72	3.95%
Long term FHLB Advances	80,000	788	3.91%	80,000	788	3.91%	80,000	786	3.90%
Long term debt	49,469	429	3.44%	49,447	429	3.44%	49,380	430	3.45%
Subordinated debentures	35,989	637	7.02%	35,945	657	7.25%	35,812	708	7.84%
Total borrowed funds	410,256	3,136	3.03%	336,095	2,363	2.79%	290,922	2,043	2.79%
Total interest bearing liabilities	2,218,027	11,329	2.03%	2,225,698	11,969	2.13%	2,203,249	12,741	2.29%
Demand deposits - Noninterest bearing	1,032,617			1,048,639			993,827
Other liabilities	78,323			81,368			102,296
Shareholders' equity	362,984			356,051			358,760
Total liabilities and shareholders' equity	$ 3,691,951			$ 3,711,756			$ 3,658,132

Interest income/interest earning assets			5.12%			5.18%			5.16%
Interest expense/interest earning assets			1.33%			1.40%			1.51%
Net interest income and margin (5)		$ 31,952	3.79%		$ 31,968	3.78%		$ 30,353	3.65%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective tax rate.
(3)	Loans are gross of the allowance for possible credit losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $(0.3) million and $(0.4) million for the quarters ended December 31, 2025 and 2024, respectively, and $(0.3) million for the quarter ended September 30, 2025.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Sierra Bancorp Financial Results

February 2, 2025

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the twelve months ended			For the twelve months ended
	December 31, 2025			December 31, 2024
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Interest-earning due from banks	$29,753	$1,301	4.37%	$49,754	$2,659	5.33%
Taxable	734,348	35,771	4.87%	845,018	48,682	5.75%
Non-taxable	198,287	6,359	4.06%	210,636	6,743	4.05%
Total investments	962,388	43,431	4.69%	1,105,408	58,084	5.40%

Loans:(3)
Real estate	$1,841,734	$90,713	4.93%	$1,806,114	$83,120	4.60%
Agricultural	71,498	3,727	5.21%	75,309	5,390	7.16%
Commercial	111,097	6,732	6.06%	79,719	4,702	5.90%
Consumer	3,034	271	8.93%	3,654	326	8.92%
Mortgage warehouse lines	379,559	26,447	6.97%	258,191	20,658	8.00%
Other	2,382	67	2.81%	2,415	68	2.82%
Total loans	2,409,304	127,957	5.31%	2,225,402	114,264	5.13%
Total interest earning assets (4)	3,371,692	171,388	5.13%	3,330,810	172,348	5.23%
Other earning assets	17,062			17,131
Non-earning assets	284,878			283,111
Total assets	$3,673,632			$3,631,052

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$229,782	$5,611	2.44%	$160,644	$3,950	2.46%
NOW	371,554	482	0.13%	393,126	512	0.13%
Savings accounts	355,544	401	0.11%	365,459	336	0.09%
Money market	152,645	2,650	1.74%	138,703	2,071	1.49%
Time deposits	503,503	16,320	3.24%	556,506	23,229	4.17%
Brokered deposits	241,871	11,033	4.56%	282,618	13,257	4.69%
Total interest bearing deposits	1,854,899	36,497	1.97%	1,897,056	43,355	2.29%
Borrowed funds:
Federal funds purchased	48,035	2,013	4.19%	3,840	252	6.56%
Repurchase agreements	123,425	262	0.21%	123,878	211	0.17%
Short term borrowings	10,774	485	4.50%	12,535	685	5.46%
Long term FHLB Advances	80,000	3,126	3.91%	80,000	3,126	3.91%
Long term debt	49,436	1,718	3.48%	49,346	1,721	3.49%
Subordinated debentures	35,923	2,601	7.24%	35,745	2,969	8.31%
Total borrowed funds	347,593	10,205	2.94%	305,344	8,964	2.94%
Total interest bearing liabilities	2,202,492	46,702	2.12%	2,202,400	52,319	2.38%
Demand deposits - noninterest bearing	1,026,380			989,561
Other liabilities	88,335			90,142
Shareholders' equity	356,425			348,949
Total liabilities and shareholders' equity	$3,673,632			$3,631,052

Interest income/interest earning assets			5.13%			5.23%
Interest expense/interest earning assets			1.39%			1.57%
Net interest income and margin(5)		$124,686	3.75%		$120,029	3.66%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis.
(3)	Loans are gross of the allowance for possible credit losses. Net loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $(1.2) million and $(1.4) million for the years ended December 31, 2024 and 2023, respectively.
(4)	Non-accrual loans are slotted by loan type and have been included in total loans for purposes of total interest earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets (tax-equivalent).

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